Exhibit 99.1

Contact: Steve West, Vice President of Investor Relations
     (Steve.West@panerabread.com)

Panera Bread Company Reports Q1 2017 Results

St. Louis, MO, April 25, 2017 - Panera Bread Company (NASDAQ: PNRA) today reported financial results for fiscal Q1 2017.

HIGHLIGHTS
- Q1 2017 GAAP Diluted EPS of $1.88, up 30%
- Q1 2017 Non-GAAP Diluted EPS of $1.83, up 17%
- Q1 2017 Company-owned comparable net bakery-cafe sales up 5.3%, up 11.5% on a two-year basis
- Q1 2017 Company-owned comp sales outperform Black Box all-industry composite by 690 basis points
- Digital sales now at 26% of total sales in Company-owned bakery-cafes
- Delivery now available in 24% of system-wide bakery-cafes

RECENT DEVELOPMENTS
On April 4, 2017, the Company and JAB entered into a definitive merger agreement under which JAB will acquire Panera for $315 per share in cash, in a transaction valued at approximately $7.5 billion, including the assumption of approximately $340 million of net debt. The merger agreement was unanimously approved by the Company's Board of Directors.

The transaction is not subject to a financing condition and is expected to close during the third quarter of 2017, subject to the approval of the Company's shareholders and the satisfaction of customary closing conditions, including applicable regulatory approvals.

Comment by Chairman and CEO
Ron Shaich, Chairman and CEO, commented, “Over the last five years, we have developed and executed a powerful strategic plan to be a better competitive alternative with expanded runways for growth. The themes we have bet on - digital, clean food, loyalty, delivery, and new formats for growth - are shaping the restaurant industry today. Outside the big three pizza players, Panera is leading the industry in digital, with 26% of sales now digital. We are the first and only national restaurant chain with a 100% clean menu. Our loyalty program is the largest in the industry at 25 million members with half our transactions through the program. And our omni-channel approach leads the industry, with delivery now available in 24% of the system and catering sales growing 11%.”

Shaich continued, “Indeed, the power of our plan is evident in our business results. In Q1, our Company-owned bakery-cafe comps were up 5.3%. What’s more, we continued to take market share in Q1, as our comps outperformed the Black Box all-industry composite by 690 basis points. With peak investments and significant scale behind us, our year-over-year growth in GAAP EPS was up 30% and non-GAAP EPS was up 17% in Q1, our best quarter in four years, which is further evidence that we have reached an inflection point in our transformation.”

Shaich concluded, “Finally, as this may be the last quarter in which we report as a public company, I would like to thank our shareholders and the financial community for their support of Panera, and me personally, over our more than two decades as a public company. Know that your support of our approach to building value over the long term and our efforts to truly serve all stakeholders has enabled Panera to be the best-performing restaurant stock when measured over the last 20 years. Specifically, all of us at Panera are so very pleased we have been able to deliver for our long-term shareholders, generating annualized returns of 26% from April 18, 1997 to April 24, 2017.”

Fiscal Q1 2017 Results and Business Review

GAAP net income for fiscal Q1 2017 was $42 million, or $1.88 per diluted share, or up 30% when compared to GAAP net income for fiscal Q1 2016 of $35 million, or $1.45 per diluted share.

Non-GAAP diluted EPS was $1.83 for fiscal Q1 2017 and $1.56 for fiscal Q1 2016, up 17% (see table below). A reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures is attached to this release as Schedule IV.

The Company's fiscal Q1 2017 consolidated statements of income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of income (in thousands, except per share data and percentages), including GAAP net income and diluted EPS and non-GAAP net income and diluted EPS:

	For the 13 Weeks Ended		Percentage Change
	March 28, 2017	March 29, 2016

Total revenue	$727,633	$685,153	6%

Net income, as reported (GAAP)	$42,494	$35,088	21%
Intangible asset impairment charge	3,021	—
Field manager bonus program adjustment	(4,825)	—
Refranchising loss	—	1,071
Amount reserved for a legal matter	—	3,248
Tax impact of adjustments	641	(1,576)
Net income, excluding certain items (Non-GAAP)	$41,331	$37,831	9%

Diluted EPS, as reported (GAAP)	$1.88	$1.45	30%
Intangible asset impairment charge	0.13	—
Field manager bonus program adjustment	(0.21)	—
Refranchising loss	—	0.04
Amount reserved for a legal matter	—	0.13
Tax impact of adjustments	0.03	(0.06)
Diluted EPS, excluding certain items (Non-GAAP)	$1.83	$1.56	17%

Shares used in diluted EPS	22,624	24,214	-7%

Comparable Net Bakery-Cafe Sales Growth

In fiscal Q1 2017, Company-owned comparable net bakery-cafe sales increased 5.3%, franchise-operated comparable net bakery-cafe sales increased 0.3%, and system-wide comparable net bakery-cafe sales increased 2.6% compared to the same period in fiscal 2016. Two-year Company-owned comparable net bakery-cafe sales increased 11.5%, two-year franchise-operated comparable net bakery-cafe sales increased 3.6%, and two-year system-wide comparable net bakery-cafe sales increased 7.3%. Additionally, Company-owned comparable net bakery-cafe sales in fiscal Q1 2017 outperformed the Black Box all-industry composite by 690 basis points. A schedule of comparable net bakery-cafe sales information, including the Omni-Channel View and Historical View disaggregation methods, is attached to this release as Schedule III.

Operating Margin

GAAP operating margin for fiscal Q1 2017 increased approximately 150 basis points versus fiscal Q1 2016. Excluding certain items in both fiscal periods, as outlined in Schedule IV, non-GAAP operating margin for fiscal Q1 2017 increased approximately 30 basis points versus fiscal Q1 2016. The increase in non-GAAP operating margin was primarily driven by lower food cost, partially offset by structural wage increases and added labor hours for our delivery initiative.

New Bakery-Cafe Development and AWS

During fiscal Q1 2017, the Company opened 10 new bakery-cafes and its franchisees opened three new bakery-cafes. As a result, there were 2,042 bakery-cafes open system-wide as of March 28, 2017.

	Company-Owned	Franchise-Operated	Total System
Bakery-cafes as of December 27, 2016	902	1,134	2,036
Bakery-cafes opened	10	3	13
Bakery-cafes closed	(2)	(5)	(7)
Bakery-cafes as of March 28, 2017	910	1,132	2,042

Average weekly sales (“AWS”) for Company-owned "Class of 2017" bakery-cafes through fiscal Q1 2017 was $64,506. AWS for franchise-operated "Class of 2017" bakery-cafes through fiscal Q1 2017 was $46,899.

A schedule of fiscal Q1 2017 AWS, including AWS information for bakery-cafes based on their designation as either a traditional or non-traditional bakery-cafe, is attached to this release as Schedule II. Non-traditional bakery-cafes refers to a range of alternate formats that the Company believes will allow it to more deeply penetrate existing and new territories with a range of different formats.

Share Repurchases

During fiscal Q1 2017, the Company repurchased 235,936 shares at an average price of $211.89 per share for an aggregate purchase price of approximately $50 million. The Company has approximately $347.7 million available under the current $600 million repurchase authorization as of fiscal Q1 2017.

Fiscal 2017 Outlook, Conference Call, and Annual Shareholder Meeting Update

On April 4, 2017, the Company and JAB entered into a definitive merger agreement under which JAB will acquire Panera. The Company will not be updating its outlook for fiscal 2017 and will not be holding a conference call to discuss its fiscal Q1 2017 results. The Company’s Board of Directors has postponed the Company’s 2017 Annual Meeting of Shareholders, originally scheduled for May 18, 2017.

Notes:

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, which are included in base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives, which its franchisees also contribute to based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Thirty years ago, at a time when quick service meant low quality, Panera set out to challenge this expectation. We believed that food that was good and that you could feel good about, served in a warm and welcoming environment by people who cared, could bring out the best in all of us. To us, that is food as it should be and that is why we exist.

So we began with a simple commitment: to bake fresh bread from fresh dough in every bakery-cafe, every day. No artificial preservatives or short cuts, just bakers with simple ingredients and hot ovens. Each night, any unsold bread and baked goods were shared with neighbors in need.

These traditions carry on today, as we have continued to find ways to be an ally to our guests. That means crafting a menu of soups, salads and sandwiches that we are proud to feed our families. Like poultry and pork raised without antibiotics on our salads and sandwiches. A commitment to transparency and options that empower our guests to eat the way they want. Seasonal flavors and whole grains. And a commitment to removing artificial additives (flavors, colors, sweeteners and preservatives) from the food in our bakery-cafes. Why? Because we think that simpler is better and we believe in serving food as it should be. Because when you don’t have to compromise to eat well, all that is left is the joy of eating.

We’re also focused on improving quality and convenience. With investments in technology and operations, we now offer new ways to enjoy your Panera favorites - like mobile ordering and Rapid Pick-Up for to-go orders - all designed to make things easier for our guests. As of March 28, 2017, there were 2,042 bakery-cafes in 46 states and in Ontario, Canada operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Cafe® names. For more information, visit panerabread.com or find us on Twitter (@panerabread), Facebook (facebook.com/panerabread) or Instagram (@panerabread).

Additional Information and Where to Find It

This communication relates to the proposed merger involving Panera Bread Company (“Panera”) and JAB Holdings B.V., Rye Parent Corp. (“Rye Corp.”) and Rye Merger Sub, Inc. In connection with the proposed merger, Panera and Rye Corp. intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including Panera’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Panera may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF PANERA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov and Panera stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Panera.

Participants in the Solicitation

Panera, Rye Corp. and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Common Stock in respect of the proposed merger. Information about the directors and executive officers of Panera is set forth in the proxy statement for Panera’s 2016 Annual Meeting of stockholders, which was filed with the SEC on April 15, 2016, and in Panera’s Annual Report on Form 10-K for the fiscal year ended December 27, 2016, which was filed with the SEC on February 22, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, expressed or implied, regarding our anticipated growth, operating results, future earnings per share, plans, objectives, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words “believe,” “positioned,” “estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to: the risk that Panera’s shareholders do not approve the merger; uncertainties as to the timing of the merger; the conditions to the completion of the merger may not be satisfied, or the regulatory approvals required for the merger may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the merger on Panera’s business relationships, operating results, and business generally; risks that the merger disrupts current plans and operations of Panera and potential difficulties in Panera’s employee retention as a result of the merger; risks related to the merger diverting management’s attention from Panera’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Panera related to the merger agreement or the merger; the amount of the costs, fees, expenses and other charges related to the merger; and other factors discussed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 27, 2016. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	March 28, 2017	March 29, 2016
Revenues:
Bakery-cafe sales, net	$636,012	$598,784
Franchise royalties and fees	40,369	37,852
Fresh dough and other product sales to franchisees	51,252	48,517
Total revenues	$727,633	$685,153
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$180,892	$176,685
Labor	212,453	191,562
Occupancy	42,795	41,920
Other operating expenses (1)	84,899	88,431
Total bakery-cafe expenses	521,039	498,598
Fresh dough and other product cost of sales to franchisees	43,925	42,218
Depreciation and amortization	40,555	36,257
General and administrative expenses	49,241	48,182
Pre-opening expenses	1,367	2,196
Refranchising loss	—	1,071
Total costs and expenses	656,127	628,522
Operating profit	71,506	56,631
Interest expense	3,117	1,739
Other (income) expense, net (2)	2,782	(251)
Income before income taxes	65,607	55,143
Income taxes	23,439	20,145
Net income	42,168	34,998
Less: Net loss attributable to noncontrolling interest	(326)	(90)
Net income attributable to Panera Bread Company	$42,494	$35,088

Earnings per common share:
Basic	$1.89	$1.46
Diluted	$1.88	$1.45
Weighted average shares of common and common equivalent shares outstanding:
Basic	22,488	24,105
Diluted	22,624	24,214

(1) Other operating expenses for fiscal Q1 2017 includes a $4.8 million benefit related to the redesign of the field manager bonus program. Refer to Schedule IV for a reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures.
(2) Other (income) expense, net for fiscal Q1 2017 includes a $3.0 million intangible asset impairment charge of the Paradise trademark. Refer to Schedule IV for a reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	March 28, 2017	March 29, 2016
Revenues:
Bakery-cafe sales, net	87.4%	87.4%
Franchise royalties and fees	5.5	5.5
Fresh dough and other product sales to franchisees	7.0	7.1
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.4%	29.5%
Labor	33.4	32.0
Occupancy	6.7	7.0
Other operating expenses (3)	13.3	14.8
Total bakery-cafe expenses	81.9	83.3
Fresh dough and other product cost of sales to franchisees (2)	85.7	87.0
Depreciation and amortization	5.6	5.3
General and administrative expenses	6.8	7.0
Pre-opening expenses	0.2	0.3
Refranchising loss	—	0.2
Total costs and expenses	90.2	91.7
Operating profit	9.8	8.3
Interest expense	0.4	0.3
Other (income) expense, net (4)	0.4	—
Income before income taxes	9.0	8.0
Income taxes	3.2	2.9
Net income	5.8	5.1
Less: Net loss attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	5.8%	5.1%

(1) As a percentage of net bakery-cafe sales.
(2) As a percentage of fresh dough and other product sales to franchisees.
(3) Other operating expenses for fiscal Q1 2017 includes 80 basis points of favorability related to the redesign of the field manager bonus program. Refer to Schedule IV for a reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures.
(4) Other (income) expense, net for fiscal Q1 2017 includes 40 basis points of unfavorability due to an intangible asset impairment charge of the Paradise trademark. Refer to Schedule IV for a reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	Company-Owned Average Weekly Sales ("AWS")
	Q1	Q2	Q3	Q4	FY
2017	$53,787				$53,787
2016	$50,550	$51,244	$50,197	$53,688	$51,416
2015	$47,478	$49,054	$48,364	$51,545	$49,090
2014	$47,142	$48,313	$46,936	$50,002	$48,114
2013	$47,144	$48,700	$46,239	$48,781	$47,741
2012	$45,426	$47,113	$45,894	$48,811	$46,836

	Franchise-Operated AWS
	Q1	Q2	Q3	Q4	FY
2017	$48,150				$48,150
2016	$48,206	$48,040	$46,786	$48,715	$47,938
2015	$46,614	$47,680	$46,734	$49,541	$47,680
2014	$46,717	$47,290	$45,881	$48,934	$47,215
2013	$46,800	$47,750	$45,769	$47,919	$47,079
2012	$45,714	$46,289	$45,692	$48,360	$46,526

	Traditional and Non-Traditional AWS [a]
	Company-Owned		Franchise-Operated
	2017 Opens	2016 Opens	2017 Opens	2016 Opens
Traditional Bakery-Cafes	8	15	3	12
Non-Traditional Bakery-Cafes	2	2	—	1
Traditional AWS	$66,574	$60,162	$46,899	$51,843
Non-Traditional AWS	$53,003	$52,588	—	$49,368
Total	$64,506	$58,883	$46,899	$51,641

[a] Represents year-to-date bakery-cafe openings and AWS for fiscal 2017 and fiscal 2016. Traditional bakery-cafes generally represent bakery-cafes opened in suburban geographies approximating our standard 4,200 square foot design. Non-traditional bakery-cafes reflect all other bakery-cafes including urban, small footprint formats, and delivery units. Because the non-traditional bakery-cafe designation covers various formats and the formats of non-traditional bakery-cafe openings may vary from period-to-period, comparing AWS for non-traditional bakery-cafes on a year-over-year basis may not be meaningful.

	Bakery-Cafe Openings (excluding acquisitions) [b]
	Company	Franchise	Total		Company	Franchise	Total
Q1 17	10	3	13	Q1 16	17	13	30
Q2 17				Q2 16	9	8	17
Q3 17				Q3 16	11	9	20
Q4 17				Q4 16	11	15	26
2017 YTD	10	3	13	2016 YTD	48	45	93

[b] Bakery-cafe openings presented above exclude the opening of delivery hubs.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

Set forth below is comparable net bakery-cafe sales growth information comparing fiscal Q1 2017 to comparable periods in the prior year:

	For the 4 Weeks Ended	For the 5 Weeks Ended	For the 4 Weeks Ended	For the 13 Weeks Ended
	January 24, 2017	February 28, 2017	March 28, 2017	March 28, 2017
Company-owned	5.3%	4.8%	6.0%	5.3%
Franchise-operated	0.2%	-0.2%	1.0%	0.3%
System-wide	2.5%	2.1%	3.3%	2.6%

Historically, the Company has disaggregated comparable net bakery-cafe sales growth into change in transactions and change in average check, with change in average check further disaggregated into change in price and change in mix. We refer to this disaggregation method as the “Historical View.” However, the Company does not believe this view serves investors well as its business is undergoing structural change in channel mix. Digitally enabled, larger-party sized channels, such as delivery, catering, and Rapid Pick-Up have larger checks and more entrées per transaction and are growing disproportionately quicker.

To ease the confusion, and to reflect the growth of digitally-enabled, larger party-size channels, the Company also disaggregates comparable net bakery-cafe sales growth into change in price, change in entrées sold (a measure of customers served), and change in mix. We refer to this disaggregation method as the “Omni-Channel View.”

Set forth below is quarterly Company-owned comparable net bakery-cafe sales disaggregated using the Historical View and the Omni-Channel View for fiscal Q1 2017 and fiscal Q1 2016:

	For the 13 Weeks Ended
	March 28, 2017	March 29, 2016
Comparable Net-Bakery-Cafe Sales	5.3%	6.2%

Historical View
Transactions	1.7%	2.4%
Price	2.0%	2.9%
Mix	1.6%	0.9%

Omni-Channel View
Entree Growth	3.5%	4.0%
Price	2.0%	2.9%
Mix	-0.2%	-0.7%

Schedule IV

PANERA BREAD COMPANY
Reconciliation of GAAP and Non-GAAP Information
(in thousands, except per share information)

The Company uses non-GAAP diluted earnings per share and non-GAAP operating margin as key performance measures of results of operations for purposes of evaluating performance internally.  These non-GAAP financial measures are not intended to replace the presentation of its financial results in accordance with GAAP and should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in this press release. Rather, the Company believes that the presentation of non-GAAP financial measures, which excludes certain unusual or infrequent items that the Company does not believe were indicative of its ongoing operations, provides additional information to investors to facilitate the comparison of past and present operations. The table set forth below outlines a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures for the 13 weeks ended March 28, 2017 and March 29, 2016, respectively.

	For the 13 Weeks Ended
	March 28, 2017	March 29, 2016
Operating profit, as reported (GAAP)	$71,506	$56,631
Operating margin, as reported (GAAP)	9.8%	8.3%

Field manager bonus program adjustment (1)	(4,825)	—
Refranchising loss	—	1,071
Amount reserved for a legal matter	—	3,248
Operating profit, excluding certain items (Non-GAAP)	$66,681	$60,950
Operating margin, excluding certain items (Non-GAAP)	9.2%	8.9%

Net income, as reported (GAAP)	$42,494	$35,088
Intangible asset impairment charge (2)	3,021	—
Field manager bonus program adjustment (1)	(4,825)	—
Refranchising loss	—	1,071
Amount reserved for a legal matter	—	3,248
Tax impact of adjustments (3)	641	(1,576)
Net income, excluding certain items (Non-GAAP)	$41,331	$37,831

Diluted earnings per share, as reported (GAAP)	$1.88	$1.45
Impact of intangible asset impairment charge on diluted earnings per share (2)	0.13	—
Impact of field manager bonus program adjustment on diluted earnings per share (1)	(0.21)	—
Impact of refranchising loss on diluted earnings per share	—	0.04
Impact of amount reserved for a legal matter on diluted earnings per share	—	0.13
Tax impact of adjustments (3)	0.03	(0.06)
Diluted earnings per share, excluding certain items (Non-GAAP)	$1.83	$1.56

(1) Benefit related to the redesign of the field manager bonus program.
(2) Intangible asset impairment charge of the Paradise trademark.
(3) Represents the adjustment to the GAAP basis tax provision commensurate with the certain items excluded from net income.